Exhibit 99.1

Stress test confirms capital strength at First Horizon, First Tennessee

MEMPHIS, Tenn. --- The 2015 Dodd-Frank Act stress test shows First Horizon National Corp. (NYSE: FHN) and its First Tennessee regional bank would remain capitalized at levels significantly better than “adequate” even in severely adverse economic and financial conditions. The annual stress tests, which are designed to ensure banks would have enough capital to operate in economically challenging times, are required of national banks and federal savings associations with assets of at least $10 billion.

The tests measure capital levels – a traditional measure of a bank’s strength – in the face of hypothetical “severely adverse” events specified by regulators including a greater-than-50-percent drop in the U.S. stock market, a greater-than-25-percent drop in U.S. real estate values, a significant contraction of the U.S. economy and a spike in oil prices.

In March First Horizon submitted results of its annual Dodd-Frank Act Stress Test, commonly known as DFAST, to the Office of the Comptroller of the Currency and the Federal Reserve Bank. A summary of the results is available directly at www.snl.com/irweblinkx/GenPage.aspx?IID=100292&GKP=305868. A link to the summary is provided under “Stress Testing Results” in the News & Events section of the Company’s Investor Relations site, www.ir.fhnc.com.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 bank locations in and around Tennessee and 26 FTN Financial Group offices in the U.S. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country, and FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by Forbes, Working Mother and American Banker magazines. More information is available at www.FirstHorizon.com.

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Contact:	Media Relations, Jack Bradley, (901)523-4813
Investor Relations, Aarti Bowman, (901)523-4017